Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

VWR Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

November 10, 2015